Exhibit 99.1

Power Integrations Announces Preliminary Second-Quarter Results

Preliminary Net Revenue Was $41.5 Million, Including Net One-Time Benefit of $2.7 Million

SAN JOSE, Calif. – July 31, 2006 – Power Integrations (Nasdaq: POWI), the leader in high-voltage analog integrated circuits for power conversion, today announced selected financial results for the quarter ended June 30, 2006. All numbers reported should be considered preliminary as the company is yet to complete its customary close and review procedures.

Preliminary net revenue for the second quarter was $41.5 million, an increase of 17 percent compared to the prior quarter and the year-ago quarter. Revenue for the quarter included a net benefit of $2.7 million from the settlement of prior-period ship-and-debit claims with two of the company’s distributors.

“We delivered record quarterly revenue and came in near the high end of our expectations, even before the positive net impact of ship-and-debit settlements with two of our distributors,” said Balu Balakrishnan, president and CEO of Power Integrations. “Bookings were healthy throughout the quarter, and we had an exceptional quarter in terms of design wins. While we are mindful of concerns about end-market demand and the semiconductor cycle, we are currently on track for strong growth in the third quarter.

“We have also made further progress on reducing product costs, while the pricing environment has been relatively stable of late,” added Balakrishnan. “Consequently, our gross margin excluding stock-compensation expenses has increased sequentially in each of the past two quarters, continuing the upward trend we have seen over the past two years.

“Despite the challenging circumstances facing our company, we have remained focused on execution and innovation,” continued Balakrishnan. “In addition to strong second-quarter financial results, we also received nine new patents during the quarter, bringing our total to 150 U.S. patents and 82 foreign patents. Overall, our business is on track and performing extremely well.”

Operating expenses for the second quarter included approximately $4 million related to the company’s internal investigation regarding practices for granting stock options, as well as the related restatement of the company’s historical financial statements. Also included were $0.8 million in expenses related to the company’s patent litigation against Fairchild Semiconductor and System General Corp. In May, the company announced a favorable Initial Determination by the judge in its case against System General at the International Trade Commission. The ITC is expected to make its Final Determination in approximately two weeks. The first trial in the company’s case against Fairchild is scheduled to begin on October 2.

Cash and investments as of June 30 totaled $124.7 million, down $14.4 million from the prior quarter due primarily to share repurchases. During the second quarter, the company repurchased 1.1 million shares for a total of $19.2 million, completing the $25 million share-repurchase program announced in October 2005. As of June 30, the company had 28.6 million common shares outstanding, a net decrease of 2.2 million shares over the past two years.

The company anticipates that revenues for the third quarter will be between $42 million and $44 million. Patent-litigation expenses are expected to total approximately $3 million in the second half of 2006. The company also expects that it will continue to incur expenses related to the pending restatement of its historical financial statements.

Conference Call at 2:00 pm PDT Today

Power Integrations management will hold a conference call for members of the investment community today at 2:00 pm Pacific time. Members of the investment community may access the call by dialing (800) 374-0113 from within the U.S. or (706) 758-9607 from abroad. A replay of the call will be available by dialing (800) 642-1687 or (706) 645-9291 and entering passcode 3902365. The call will also be available via a live and archived webcast on the “investor info” section of the company’s website, www.powerint.com.

About Power Integrations

Power Integrations, Inc. is the leading supplier of high-voltage analog integrated circuits used in power conversion. The company’s breakthrough integrated-circuit technology enables compact, energy-efficient power supplies in a wide range of electronic products, in both AC-DC and DC-DC applications. The company’s EcoSmart® energy-efficiency technology, which dramatically reduces energy waste, has saved consumers and businesses around the world more than an estimated $1.7 billion on their electricity bills since its introduction in 1998. For more information, visit the company’s website at www.powerint.com.

Note Regarding Forward-Looking Statements

The statements in this press release relating to the company’s projected third quarter financial performance, the company’s business being on track and performing well, and the expected timing of the ITC’s determination, are forward-looking statements, which reflect management’s current forecast. The forward-looking statements are based on current information that is, by its nature, subject to rapid and even abrupt changes. Due to risks and uncertainties associated with the company’s business, actual results could differ materially from those projected or implied by management’s forward-looking statements. These risks and uncertainties include, but are not limited to, changes and shifts in customer demand away from products that utilize the company’s integrated circuits to products that do not incorporate the company’s products; the company’s ability to maintain and establish strategic relationships; the effects of competition; the risks inherent in the development and delivery of complex technologies; the outcome and cost of patent litigation; the company’s ability to attract, retain and motivate qualified personnel; the emergence of new markets for the company’s products and services; the company’s ability to compete in those markets based on timeliness, cost and market demand; the timing of the final determination of the ITC, which is outside of the company’s control; and fluctuations in currency exchange rates. In addition, new product introductions and design wins are subject to the risks and uncertainties that typically accompany development and delivery of complex technologies to the marketplace, including product development delays and defects and market acceptance of the new products. These and other risk factors are more fully explained in the company’s most recent annual report on Form 10-K, filed with the Securities and Exchange Commission on March 16, 2005, and its quarterly report on Form 10-Q, filed on November 7, 2005. The company is under no obligation (and expressly disclaims any obligation) to update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

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